EXHIBIT 10.31

AGREEMENT AND RELEASE

This Agreement and Release is made and entered into by and between Robert D. Kump and Energy East Management Corporation.

DEFINITIONS

As used throughout this Agreement and Release:

1. “Kump” refers to Robert D. Kump, his heirs, executors, administrators, agents, successors, assigns and dependents.

2. “EEMC” refers to Energy East Management Corporation.

3. “Energy East” refers to Energy East Corporation and each of its past and present parents, subsidiaries, affiliates and related entities.

4. The “Parties” refers to Kump and EEMC.

RECITALS

WHEREAS, Kump and EEMC entered into a Severance Agreement dated February 8, 2001 (the “Severance Agreement”);

WHEREAS, disputes arose between Kump and EEMC as to whether or not Kump had the right to terminate his employment for Good Reason (as defined in the Severance Agreement);

WHEREAS, the Parties hereto desire to settle those disputes;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Kump hereby withdraws his Notice of Termination dated August 10, 2009. Kump and EEMC hereby agree that the Severance Agreement is null, void, and of no further force and effect, and that neither Kump nor EEMC has any rights or obligations under the Severance Agreement, except that Sections 6.2 and 6.4 (to the extent related to a claim arising under Section 6.2 of the Agreement) shall continue in full force and effect.

2. In full and complete consideration for Kump’s promises, covenants and agreements set forth herein:

A.	EEMC will deliver to Kump a settlement payment in the gross amount of One Million Dollars ($1,000,000). The settlement payment will be paid by check made payable to “Robert D. Kump” and shall be payable six months and one day after the execution of this Agreement and Release.

B.	Pursuant to an election made by the Kump, the Company (or one of its affiliates) shall pay to Kump a single lump sum payment in satisfaction of all benefits under the Supplemental Executive Retirement Plan of Energy East Corporation (the “SERP”) and the Excess Benefit Plan of Energy East Corporation (the “Excess Plan”) in an amount equal to the September 1, 2009 actuarially determined value of $3,333,241. Such payment shall be payable six months and one day following the termination of Kump’s employment with both EEMC and Energy East Corporation. Kump shall cease to accrue benefits in the SERP or the Excess Plan as of September 1, 2009.

C.	In the event the amounts payable pursuant to Paragraph 2(B) above are paid on or after January 1, 2011 and federal income taxes are higher for income earned at the time of such payment (the “Subsequent Federal Tax Rate”) than they were for income earned during 2010 (the “2010 Federal Tax Rate”), then the Company shall pay to Kump an additional payment in an amount such that after payment of all taxes on such payment, Kump retains an amount equal to the additional federal income taxes owed by Kump in respect of amounts paid pursuant to Paragraph 2(B) as a result of the increase from the 2010 Federal Tax Rate to the Subsequent Federal Tax Rate.

D.	EEMC shall reimburse Kump for the legal fees and expenses he has incurred in connection with his assertion of Good Reason and the negotiation of this Agreement and related matters, provided that such reimbursement shall not exceed $12,500. Such reimbursement shall be made within ten business days after Kump submits evidence reasonably satisfactory to EEMC of such fees and expenses.

The payments provided in this paragraph 2 shall be subject to all legally required taxes, withholdings, and deductions and shall be paid regardless of whether Kump continues to be employed by EEMC or Energy East Corporation or, if applicable, the reason that Kump’s employment has terminated. Until paid to Kump, the amounts referenced in this paragraph 2 shall continue to be held in trust pursuant to the terms of the Energy East Management Corporation Benefit Trust Agreement.

3. Except as necessary to enforce the terms of this Agreement and Release, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Kump hereby releases EEMC, Energy East Corporation, and each of their respective past and present parents, subsidiaries, affiliates and related entities, and each of their respective past and present officers, directors, agents, employees, successors and assigns, from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which Kump has or may have for any period prior to the date of the execution of this Agreement and Release, including, but not limited to, any claim of breach of contract, wrongful discharge, any claim for additional compensation, unpaid wages, severance pay, bonuses, stock options, restricted stock, deferred compensation, incentive plans, medical, dental, life or disability insurance coverage, or any other fringe benefit, any claim of emotional distress, defamation, fraud, misrepresentation, or any claim of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, and all other federal, state and local laws, including but not limited to claims arising, inter alia, under the Civil Rights Act of 1991, the Occupational Safety and Health Act (“OSHA”), the Employee Retirement Income Security Act of 1974, as amended, the New York State Labor Law, the New

York State Human Rights Law, the New York State Executive Law, and any claim for attorneys’ fees or costs incurred in pursuing this or any other legal claim against EEMC. Notwithstanding the foregoing, the release in this paragraph shall not extend to rights Kump would otherwise have (a) under the Energy East qualified pension plan; (b) to reimbursement for expenses incurred prior to the date hereof in accordance with Energy East’s standard practices; (c) to accrued vacation or sick leave; (d) accruing under medical, dental, life, disability, or other insurance programs provided by or through Energy East; and (e) to receive indemnification from Energy East and coverage under any applicable directors and officers liability insurance policy.

4. Kump agrees that the terms of this Agreement and Release and all disputes and disagreements between Kump and EEMC arising out of the employment relationship are and shall remain confidential. Kump agrees not to disclose any terms or provisions of this Agreement and Release or to talk or write about the negotiation or implementation of this Agreement and Release or the disputes between the Parties without the prior written consent of EEMC, except (a) as required by law or legal process; (b) as required by regulatory authorities; or (c) as required in connection with any mediation, arbitration or litigation arising out of this Agreement and Release. If asked, Kump may only respond that “the matter was settled amicably” or words of similar import. Anything herein to the contrary notwithstanding, Kump may disclose the terms of this Agreement and Release to Kump’s immediate family, accountant, attorney, or investment advisor, provided they are made aware of and agree to the confidentiality provisions set forth in this paragraph.

5. Kump acknowledges that he has been advised to consult with the attorneys of his choice prior to executing this Agreement and Release. Kump also acknowledges that he has had the opportunity to consult with Wayne N. Outten, Esq. of Outten & Golden, LLP in connection with this Agreement and Release, and that Kump and Mr. Outten have had an adequate opportunity to review this Agreement and Release before its execution.

6. In executing this Agreement and Release, none of the Parties admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

7. This Agreement and Release shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement and Release shall inure to the benefit of and be enforceable by Kump’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Kump shall die while any amount would still be payable to Kump hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Kump’s estate.

8. The unenforceability or invalidity of any provision or provisions of this Agreement and Release shall not render any other provision or provisions hereof unenforceable or invalid.

9. This Agreement and Release cannot be altered except in a writing signed by the Parties. The Parties acknowledge that they entered into this Agreement and Release voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement and Release which are not expressly contained herein.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

11. The Parties agree that any disputes concerning the interpretation or application of this Agreement and Release or in any way connected with Kump’s employment by EEMC, or termination thereof, shall be resolved in accordance with the laws of the State of New York without regard to principles of conflict of law or where the Parties are located at the time a dispute arises and shall be settled exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitrator shall award attorneys’ fees and costs to the prevailing party in any such arbitration proceeding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

12. Kump acknowledges that he has twenty-one (21) days to consider this Agreement and Release and return it to Robert N. Holtzman, Esq. of Kramer Levin Naftalis & Frankel LLP, at 1177 Avenue of the Americas, New York, New York 10036 and has seven (7) days to revoke this Agreement and Release after he signs it. Any such revocation of this Agreement and Release must be in writing and transmitted such that it is received by Mr. Holtzman before the expiration of the seven day revocation period. This Agreement and Release will not become effective or enforceable until EEMC’s receipt of Kump’s executed Agreement and Release and the expiration of the seven day revocation period.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Release on the dates indicated below.

ENERGY EAST MANAGEMENT CORPORATION

/s/ Robert D. Kump	By:	/s/ Wesley W. von Schack
Robert D. Kump		Name: Wesley W. von Schack
Title:

9/25/09	9/25/09
Date	Date